UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 27, 2010

DEFENSE SOLUTIONS HOLDING, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-146290 (Commission File Number)	26-3624592 (IRS Employer Identification Number)
707 Eagleview Boulevard Exton, Pennsylvania 19431-1159 (Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (610) 833-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐         Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement

Defense Solutions Holding, Inc. (the “Company”), through its wholly owned subsidiary, Defense Solutions, Inc. (“DSI”), has entered into an agreement (the “Agreement”) to sell approximately 360,000 metric tons of scrap metal to Khatoon International, a Bangladesh company (the “Buyer”), for a total contract price of approximately $104,760,000.  The Agreement provides for deliveries on a monthly basis over a 13 month period commencing no later than 45 days after the Buyer arranges for the issuance of a  letter of credit in the amount of $8,730,000.  The Company is currently seeking to arrange for sources of supply to fulfill the Agreement and to post a $174,600 performance bond as required by the Agreement.  No assurance can be given that the Company will be able to reach agreements with sources of supply on terms acceptable to the Company or arrange for the posting of the performance bond.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The Company entered into a Use of Funds/Collateral Pledge Agreement with Innovative Consolidations, LLC (“Innovative”) on January 26, 2010 pursuant to which Innovative advanced $250,000 to the Company to enable the Company to post a $3,150,000 performance bond in connection with a potential agreement providing for the purchase and sale of sugar commodities to the government of Iraq.  In consideration for its assistance to the Company in connection with the placement of the performance bond, the Company agreed to pay $375,000 to Innovative after the expiration of each of the 60 day and 90 day periods following the date of funding by Innovative. The Company’s obligation is secured by a pledge of 6,250,000 shares of the Company’s unissued stock.  The commodities contract has not yet been completed and, as a result, the Company was not able to make the payments due to Innovative.

On November 1, 2007, the Company entered into a loan agreement with the Mikal Group to borrow up to $1,000,000.  As of the date of this report, the Company had borrowed $1,000,000 under the loan agreement.  The interest rate on amounts borrowed is 12% per annum and the loan is secured by a first lien on all assets of the Company’s wholly owned subsidiary, Defense Solutions, Inc. (“DSI”).  The total amount of principal and accrued interest was due and payable on October 31, 2008; however, on December 4, 2009, the Company entered into an agreement with the Mikal Group whereby the Company agreed to (i) extend the maturity date of the loan from November 30, 2008 to November 30, 2010, effective upon its payment of a $100,000 extension fee and (ii) amend certain provisions of the loan agreement to provide that the Mikal Group may elect to receive either (a) a payment equal to 25% of the Company’s EBITDA (subject to a maximum payment of $1,000,000) through the later of November 10, 2010 or the last day of the calendar quarter preceding the date of the repayment of the loan or (b) a warrant to acquire 2,710,071 shares of our Common Stock at $.001 per share.  The election must be made by October 31, 2010.  The Company has not yet paid the $100,000 extension fee, and the Mikal Group has demanded repayment of the loan in full.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The common stock of Defense Solutions Holding, Inc. (the “Company”) has ceased to be quoted on the OTC Bulletin Board as a result of the Company’s inability to file its Report on Form 10-K for the year ended December 31, 2009 (the “10-K”) due to the failure of the Company’s independent registered accounting firm to complete the 2009 audit.  The Company plans to file the 10-K as soon as practicable after the audit is completed and expects that its common stock will be traded in the “Pink Sheets” until it is eligible to resume being quoted on the OTC Bulletin Board.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

David V. DiFelice resigned his position as Chief Financial Officer of the Company effective April 15, 2010.  Mr. DiFelice has agreed to provide services to the Company as a consultant on a per diem basis to the extent that the Company requires his assistance on a going forward basis. Gina Ringgold will serve as the Company’s principal financial and accounting officer pending the hiring of a new Chief Financial Officer.

Ms. Ringgold, 54, has served as a member of the Board of Directors of the Company since November 2009 and as a member of the Board of Directors of DSI since its inception in 2001.  In addition, she has performed various duties ranging from bookkeeping to overall financial management of DSI since its inception.  Ms. Ringgold is the wife of the Company’s Chief Executive Officer, Timothy D. Ringgold.  As of December 31, 2009, the Company owed approximately $57,849 to Col. Ringgold for working capital loans made by him.  The loans are unsecured, non-interest bearing and have no specific terms for repayment.

Item 8.01	Other Events

The Company has not yet completed the delivery of any product under the contract for the sale of foodstuffs that it previously executed with the Republic of Iraq due to the absence of notice from Iraq that it has accepted the performance bond posted by the Company and will accept delivery of the product.  At this juncture, the Company does not believe that the agreement will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Solutions Holdings, Inc. (Registrant)

By:	/s/ Timothy D. Ringgold
Name: Timothy D. Ringgold
Title: Chief Executive Officer

Dated:  May 17, 2010